Exhibit 4.2

STOCK OPTION PLAN

Effective January 1, 2011

ENERPLUS CORPORATION

STOCK OPTION PLAN

(Effective January 1, 2011)

1.                                      BACKGROUND AND PURPOSE OF PLAN

1.1                               The purpose of the Plan is to provide long term incentives to officers and employees involved in the management of the Corporation; to allow such persons to participate in the growth and development of the Corporation by providing them with the opportunity, through Options to acquire Common Shares, to acquire an increased proprietary interest in the Corporation that will be aligned with the interests of the shareholders of the Corporation and to reward them on the basis of the long-term Common Share trading price performance.

2.                                      DEFINED TERMS AND INTERPRETATION

In the Plan, the following terms shall have the following meanings, respectively:

2.1                               “Aggregate Insider Limit” has the meaning set forth in section 5.6.

2.2                               “Blackout Period” means the period during which the relevant Optionholder is prohibited from exercising an Option due to trading restrictions imposed by the Corporation in accordance with its trading policies affecting trades by an Eligible Person.

2.3                               “Board” means the board of directors of the Corporation, or, if established and duly authorized to act with respect to this Plan, any committee of the board of directors of the Corporation.

2.4                               “Business Day” means any day, other than a Saturday or a Sunday, on which the Toronto Stock Exchange is open for trading.

2.5                               “Common Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other securities to which an Optionholder may be entitled upon the exercise of an Option as a result of such adjustment.

2.6                               “Corporation” means Enerplus Corporation or any successor corporation, and where the context requires means the Corporation and its subsidiaries (as defined in the Securities Act (Alberta)), or any one of them.

2.7                               “Eligible Person” means any officer or employee of the Corporation.

2.8                               “Exchange” means, collectively, the Toronto Stock Exchange, the New York Stock Exchange and, where the context permits, any other exchange on which the Common Shares are or may be listed from time to time.

2.9                               “Exercise Price” means the price per Common Share at which a Common Share may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8.

2.10                        “Expiry Date” means the date designated by the Board at the time of grant on which the Option expires and is of no further force and effect, except in accordance with the provisions relating to a Blackout Period described in section 5.2.

2.11                        “Individual Limit” has the meaning set forth in section 5.5.

2.12                        “Insider” means:

(a)                                 an insider of the Corporation, as defined under subsection 1(aa) of the Securities Act (Alberta); and

(b)                                 an associate (as defined under subsection 1(c) of the Securities Act (Alberta)) of any person who is an insider by virtue of (i) above.

2.13                        “Market Price” at any date in respect of the Common Shares shall be the closing price of the Common Shares on the Toronto Stock Exchange (or if not then listed on the Toronto Stock Exchange, then any other Exchange) on the last Business Day preceding the date on which the Option is approved by the Board.

2.14                        “Option” means an option to purchase a Common Share granted under the Plan.

2.15                        “Optionholder” means an Eligible Person to whom an Option has been granted.

2.16                        “Plan” means this stock option plan, as amended from time to time.

2.17                        “Rights Incentive Plan” means the Corporation’s rights incentive plan dated effective June 21, 2001 as amended and restated January 1, 2011, as amended from time to time.

2.18                        “Security Based Compensation Arrangement” means any incentive plan (including the Rights Incentive Plan), option, option plan, employee share purchase plan where the Corporation provides any financial assistance or matching mechanism, stock appreciation right or any other compensation or incentive mechanism, which in each case involves the issuance or potential issuance of securities from the Corporation’s treasury, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan guarantee or otherwise, but for greater certainty does not involve compensation arrangements which do not involve the issuance or potential issuance of securities from the Corporation’s treasury.

2.19                        For the purposes of calculating: (a) the maximum number of issued and outstanding Common Shares that may be reserved for issuance at any time under the Plan pursuant to section 4.1; (b) the maximum number of Common Shares that may be issued to any Optionholder under the Plan pursuant to section 5.5; (c) the maximum number of Common Shares that may be reserved for issuance to Insiders under the Plan pursuant to section 5.6; and (d) the maximum number of Common Shares that may be issued to Insiders, or to any one Insider and/or their associates, in a one year period under the Plan pursuant to section 5.7; subject to the approval of the Exchange, the number of issued and outstanding Common Shares (on a non-diluted basis) shall be calculated by taking into account the Common Shares issuable upon the exchange of any securities of a subsidiary of the Corporation that are exchangeable into Common Shares (or a fraction thereof) for no additional consideration, and which carry voting rights and rights to receive cash dividends or distributions or other payments from the Corporation or such subsidiary equivalent to the amount of cash dividends paid on the Common Shares, but for greater certainty such calculation shall not include convertible debt securities, purchase warrants or Options outstanding under this Plan.

3.                                      ADMINISTRATION OF THE PLAN

3.1                               The Plan shall be administered by the Board.

3.2                               The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan, to:

(a)                                 establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)                                 interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes on the Corporation and the Optionholder;

(c)                                  grant Options;

(d)                                 determine which Eligible Persons are granted Options;

(e)                                  determine the number of Common Shares issuable upon the exercise of each Option;

(f)                                   determine the Exercise Price for the issuance of Common Shares on the exercise of Options;

(g)                                  determine the time or times when Options will be granted and exercisable (including any determination to accelerate the vesting of any Options granted hereunder) and determine the Expiry Date of an Option;

(h)                                 determine if the Common Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(i)                                     prescribe the form of documents relating to the grant, exercise and other terms of Options.

4.                                      COMMON SHARES SUBJECT TO PLAN

4.1                               Options may be granted in respect of authorized and unissued Common Shares, provided that the aggregate number of Common Shares reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Article 8, shall not exceed 10% of the number of issued and outstanding Common Shares (on a non-diluted basis) at the relevant time, less the aggregate number of Common Shares reserved for issuance under any other Security Based Compensation Arrangement.  Provided that such maximum number of Common Shares is not exceeded, following the exercise, expiration, cancellation or other termination of any Options under the Plan or any rights under the Corporation’s Rights Incentive Plan, a number of Common Shares equal to the number of Options or rights so exercised, expired, cancelled or terminated shall automatically become available for issuance in respect of Options that may subsequently be granted under the Plan.  No fractional Common Shares may be purchased or issued under the Plan.

5.                                      ELIGIBILITY, GRANT AND TERMS OF OPTIONS

5.1                               Options may be granted to Eligible Persons as the Board may determine.  The terms of the Plan and Options granted hereunder to Eligible Persons subject to taxation under the United States Internal Revenue Code of 1986, as amended, shall be determined by taking into consideration the Special Appendix to the Plan setting forth special provisions applicable to such persons.

5.2                               Subject to, and except as herein and as otherwise specifically provided for in this Plan, the number of Common Shares subject to each Option, the Exercise Price, the Expiry Date of each Option, the extent to which each Option vests and is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board; provided, however, that:

(a)                                 the Expiry Date of an Option shall be the date which is seven (7) years from the date of grant of such Option; and

(b)                                 notwithstanding section 5.2(a), if the Expiry Date of an Option occurs during a Blackout Period applicable to the relevant Optionholder, or within 10 Business Days after the expiry of a Blackout Period applicable to the relevant Optionholder, then the Expiry Date for the Option shall be the date that is the tenth Business Day after the expiry of the Blackout Period (the “Blackout Expiry Date”).  The Blackout Expiry Date for an Option may not be amended by the Board without the approval of the holders of Common Shares in accordance with section 9 of the Plan.

5.3                               Unless the Board shall otherwise determine, no separate agreement between the Corporation and the Optionholder shall be necessary to create and grant any Option, and the Board may, by resolution, create and grant Options and stipulate such additional terms as are consistent with this Plan.

5.4                               The Exercise Price for Common Shares that are subject to any Option shall in no circumstances be lower than the Market Price of the Common Shares at the date of the grant of the Option.

5.5                               The maximum number of Common Shares that may be issued to any individual Optionholder under the Plan shall be 5% of the number of issued and outstanding Common Shares (on a non-diluted basis) at the date of grant of the Option, less the aggregate number of Common Shares reserved for issuance to such Optionholder under any other Security Based Compensation Arrangement (the “Individual Limit”).

5.6                               The maximum number of Common Shares that may be issued to Insiders as a whole under the Plan shall be 10% of the number of issued and outstanding Common Shares (on a non-diluted basis) at the date of grant of the Option, less the aggregate number of Common Shares reserved for issuance to Insiders as a whole under any other Security Based Compensation Arrangement (the “Aggregate Insider Limit”).

5.7                               The maximum number of Common Shares that may be issued to Insiders as a whole under the Plan within a one year period shall be the Aggregate Insider Limit, excluding Common Shares issued to Insiders as a whole under the Plan or any other Security Based Compensation Arrangement over the preceding one year period.  The maximum number of Common Shares that may be issued to any one Insider under the Plan and any other Security Based Compensation Arrangement within a one year period shall be the Individual Limit, excluding Common Shares issued to such Insider under the Plan or any other Security Based Compensation Arrangement over the preceding one year period.

5.8                               Any entitlement to acquire Common Shares granted pursuant to the Plan or any other Security Based Compensation Arrangement prior to the Optionholder becoming an Insider shall be excluded for the purposes of the limits set out in sections 5.6 and 5.7 above.

5.9                               An Option is personal to the Optionholder and is non-transferable and non-assignable.

6.                                      TERMINATION OF EMPLOYMENT

6.1                               Subject to section 6.2 hereof and to any express resolution passed by the Board with respect to an Option, an Option, and all rights to purchase Common Shares pursuant thereto, shall expire and terminate immediately upon the Optionholder ceasing to actively provide services to the Corporation in his or her capacity as an officer or employee of the Corporation, as the case may be.

6.2                               If, before the Expiry Date of an Option in accordance with the terms thereof, the employment of the Optionholder by the Corporation is terminated by either party for any reason whatsoever, including termination by reason of the death of the Optionholder, but other than termination for cause or as a result of the voluntary resignation or retirement of the Optionholder (provided that a termination of employment by the Optionholder for “good reason” following a change of control of the Corporation in accordance with the terms of an employment agreement between the Optionholder and the Corporation shall not constitute a voluntary resignation), such Option may, subject to the terms thereof and any other terms of the Plan, be exercised by the Optionholder, or, if the Optionholder is deceased, by the legal personal representative(s) of the estate of the Optionholder, at any time within 90 days of the later of: (a) the date on which the Optionholder received or provided notice of such termination, or (b) the date on which the Optionholder last actively provides employment services to the Corporation, or within 90 days of the death of the Optionholder, as applicable (but in any case prior to the Expiry Date of the Option in accordance with the terms thereof).

6.3                               Options shall not be affected by any change of employment of the Optionholder or by the Optionholder ceasing to be an employee of the Corporation where the Optionholder otherwise continues to be employed by the Corporation.

7.                                      EXERCISE OF OPTIONS

7.1                               Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation, at its head office, of a written notice of exercise addressed to the Corporate Secretary specifying the number of Common Shares with respect to which the Options are being exercised and accompanied by payment in full of the Exercise Price of the Common Shares to be purchased.  Certificates or other evidence of ownership for such Common Shares shall be issued and delivered to the Optionholder within a reasonable time following the receipt of such notice and payment.

Notwithstanding the above, the Corporation may implement such systems and procedures from time to time to facilitate the exercise of Options pursuant to this Plan and shall provide Optionholders with all necessary details regarding such systems and procedures to facilitate the exercise of Options from time to time in accordance with their terms

7.2                               Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Common Shares to an Optionholder pursuant to the exercise of an Option shall be subject to:

(a)                                 completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Board shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)                                 the listing of such Common Shares on the Exchange; and

(c)                                  the receipt from the Optionholder of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In connection with the foregoing, the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on an exchange.

7.3                               Subject to the provisions of the Plan, unless the Board determines otherwise at any time, an Optionholder may elect to exercise an Option by surrendering such Option in exchange for the issuance of Common Shares equal to the number determined by dividing (i) the difference between the Market Price (calculated as at the date of exercise) and the exercise price of such Option by (ii) the Market Price (calculated as at the date of exercise). An Option may be exercised pursuant to this section 7.3 from time to time by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying that the Optionholder has elected to effect such a cashless exercise of such Option and the number of Options to be exercised and accompanied by the payment of an amount as security for any tax withholding or remittance obligations of the Optionholder or the Corporation arising under applicable law (or by entering into some other arrangement acceptable to the Corporation).  The Corporation will not be required, upon the exercise of any Options pursuant to this section 7.3, to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares.  In lieu of fractional Common Shares, there will be paid to the Optionholder by the Corporation upon the exercise of such Options pursuant to this section 7.3, within ten Business Days after the exercise date, an amount in lawful money of Canada equal to the then fair market value of such fractional interest (as determined by the Corporation), provided that the Corporation will not be required to make any payment, calculated as aforesaid, that is less than $20.00.  Upon exercise of the foregoing, the number of Common Shares underlying the Options exercised shall be deducted from the number of Common Shares reserved for issuance under the Plan.

8.                                      BUSINESS COMBINATIONS AND CERTAIN ADJUSTMENTS

8.1                               Subject to section 8.2, if, during the term of the Option, the Corporation shall complete any merger, amalgamation, arrangement, business combination or sale of all or substantially all of its assets and undertaking, be the subject of a take-over bid, or participate in any similar transaction (any of the foregoing referred to as a “Transaction”), and as a result of such Transaction the holders of Common Shares receive securities of another issuer (the “Continuing Entity”) in full substitution or replacement for the Common Shares (“Replacement Securities”), the Corporation will make provision that, upon the exercise of any Option during its unexpired period after the effective date of such Transaction, the Optionholder shall receive such number of Replacement Securities as he or she would have received as a result of such Transaction if the Optionholder had exercised the Optionholder’s Options to purchase Common Shares prior to the completion of the Transaction and had held such Common Shares on the effective date of such Transaction.  Upon such provision being made, the obligation of the Corporation to the Optionholder in respect of the Common Shares then remaining subject to this Option shall terminate and be at an end.

8.2                               Notwithstanding section 8.1, in the event that:

(a)                                 the Continuing Entity does not (or, upon the occurrence of the Transaction, will not) substitute or replace, or the nature of the Transaction does not provide for the full substitution or replacement of, the securities issuable upon the exercise of Options outstanding under this Plan on the same terms as described in section 8.1;

(b)                                 the Board determines, acting reasonably, that such substitution or replacement is not practicable;

(c)                                  the Board determines, acting reasonably, that such substitution or replacement would give rise to adverse tax results to holders of Options; or

(d)                                 the Replacement Securities are not (or, upon the occurrence of the Transaction, will not be) listed and posted for trading on a recognizable stock exchange;

the outstanding Options shall become fully vested and may be exercised by the Optionholder (including such part, if any, thereof which, but for this section 8.2, would not otherwise be able to be exercised) at any time after the Optionholder receives written notice from the Corporation of such accelerated vesting and prior to the occurrence of the Transaction; provided, however, that such vesting or exercise shall be, unless otherwise determined in advance by the Board, effective immediately prior to, and shall be conditional on, the consummation of such Transaction.  Any Options that have not been exercised pursuant to this section 8.2 shall be forfeited and cancelled without compensation to the holder thereof upon the consummation of such Transaction.  If for any reason such Transaction is not consummated, any Common Shares purchased by the Optionholder for the purposes of participating in the Transaction or upon the exercise of an Option whose vesting has been accelerated pursuant to this section 8.2 shall be and shall be deemed to be cancelled and returned to the Corporation, shall be added back to the number of Common Shares, if any, remaining unexercised under the Option, and upon presentation to the Corporation of share certificates or other evidence of ownership representing such Common Shares properly endorsed for transfer back to the Corporation, the Corporation shall refund to the Optionholder all consideration paid by him in the initial purchase thereof.

8.3                               Appropriate adjustments as regards Options granted or to be granted, in the number of Common Shares optioned and in the Exercise Price, shall be made by the Board to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations or reclassifications of the Common Shares, or other relevant changes in the Corporation.  The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the shareholders of the Corporation and to acceptance by the Exchange, respectively, if applicable.

8.4                               For greater certainty, nothing in this Article 8 shall in any way affect or derogate from the ability of the Board to accelerate the vesting of Options at any time in its sole discretion as provided for section 3.2(g).

9.                                      AMENDMENT OR DISCONTINUANCE OF PLAN

9.1                               Subject to sections 9.2 and 9.3, the Board may, at any time and from time to time, without the approval of the holders of Common Shares or any other voting securities of the Corporation, suspend, discontinue or amend the Plan or an Option.

9.2                               Notwithstanding section 9.1, the Board may not, without the approval of the holders of a majority of Common Shares and other voting securities of the Corporation present and voting in person or by proxy at a meeting of shareholders of the Corporation, amend the Plan or an Option to:

(a)                                 increase the number of Common Shares, or the percentage of the issued and outstanding Common Shares, issuable pursuant to the Plan;

(b)                                 make any amendment that would reduce the Exercise Price of an outstanding Option (including a cancellation and reissue of an Option that constitutes a reduction of the Exercise Price);

(c)                                  extend the Expiry Date of any Option granted under the Plan beyond the Expiry Date of the Option determined at the date of grant in accordance with the Plan, except as provided for in section 5.2 with respect to an Expiry Date that occurs during a Blackout Period;

(d)                                 expanding the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan; or

(e)                                  amend the Plan to permit the transfer or assignment of Options, except to permit a transfer to a family member, an entity controlled by the holder of the Options or a family member, a charity or for estate planning or estate settlement purposes, unless the change to the Plan or an Option results from the application of Article 8.

9.3                               Unless an Optionholder otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Option in a manner that would adversely alter or impair any Option previously granted to an Optionholder under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to an Option shall apply only in respect of Options granted on or after the date of such suspension, discontinuance or amendment. No suspension, discontinuance or amendment of the Plan or amendment of an Option may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Option or the Corporation is now or may hereafter be subject.

10.                               ACCOUNTS AND STATEMENTS

10.1                        The Corporation shall maintain records of the details of each Option granted to each Optionholder under the Plan.  Upon request therefor from an Optionholder and at such other times as the Corporation shall determine, the Corporation shall furnish the Optionholder with a statement setting forth details of his Options.  Such statement shall be deemed to have been accepted by the Optionholder as correct unless written notice to the contrary is given to the Corporation within 10 days after such statement is given to the Optionholder.

11.                               NOTICES

11.1                        Any payment, notice, statement, certificate or other instrument required or permitted to be given to an Optionholder or any person claiming or deriving any rights through him shall be given by:

(a)                                 delivering it personally to the Optionholder or the person claiming or deriving rights to the Optionholders, as the case may be; or

(b)                                 mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Optionholder in the Corporation’s personnel records.

11.2                        Any payment, notice, statement, certificate or instrument required or permitted to be given to the Corporation shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Corporation at the following address:

Enerplus Corporation

3000 The Dome Tower

333 - 7th Avenue S.W.

Calgary, Alberta  T2P 2Z1

Attention: Vice President, Corporate Services

Facsimile: (403) 298-8872

11.3                        Any payment, notice, statement, certificate or instrument referred to in sections 11.1 or 11.2, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed.

12.                               SHAREHOLDER AND REGULATORY APPROVAL

12.1                        The Plan (and any amendments thereto as required under Article 9) shall be subject to such future approvals of the shareholders of the Corporation and the Exchange as may be required under the terms of the Plan or by the Exchange from time to time.  Any Options granted on terms requiring such approval shall be conditional upon such approval being given and no such Options may be exercised until such approval is given.

13.                               MISCELLANEOUS

13.1                        The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Common Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan and the issuance of the Common Shares by the Corporation.

13.2                        Nothing in the Plan or any Option shall confer upon any Optionholder any right to continue in the employ of the Corporation or affect in any way the right of the Corporation to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or any expression of intent, on the part of the Corporation to extend the employment of any Optionholder beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any present or future retirement policy of the Corporation, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment of the Corporation.

13.3                        To the extent required by law or regulatory policy or necessary to allow Common Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

13.4                        Notwithstanding anything else in this Plan, any issuance of Common Shares or exercise of Options pursuant to the Plan shall be subject to and paid after deduction of any withholdings or deductions required by law in such manner as may be determined by the Corporation.  For greater certainty, prior to issuing and delivering Common Shares to an Optionholder exercising an Option pursuant to section 7.1, the Corporation may require the Optionholder to deliver payment of an amount determined by the Corporation as security for any tax withholding or remittance obligations of the Optionholder or the Corporation arising under applicable law, which payment may be waived by the Corporation if another arrangement acceptable to the Corporation to secure the payment of such obligations has been entered into by the parties.

13.5                        This Plan shall be construed and interpreted in accordance with the laws of Alberta.

13.6                        If any provision of this Plan is determined to be void, the remaining provisions shall be binding as though the void parts were deleted.

Special Appendix

to

STOCK OPTION PLAN

Special Provisions Applicable to Optionholders Subject to taxation under the United States Internal Revenue Code

This special appendix sets forth special provisions of the Plan that apply to Optionholders subject to taxation under the United States Internal Revenue Code of 1986, as amended.

1.                                      Definitions

For purposes of this Special Appendix:

1.1.                            “Code” means the United States Internal Revenue Code of 1986, as amended.

1.2.                            “Section 409A” means section 409A of the Code and any applicable regulatory guidance issued thereunder.

1.3.                            “US Optionholder” means an Optionholder whose compensation from the Corporation is subject to taxation under the Code.

2.                                      Compliance with Section 409A

2.1.                            In General.  Notwithstanding any provision of the Plan to the contrary, it is intended that with respect to any US Optionholder, such US Optionholder’s participation in the Plan shall be in a manner which does not subject the US Optionholder’s interests in the Plan to accelerated or additional tax under Section 409A.  If any grant to a US Optionholder or exercise, dividend or distribution hereunder could cause the application of accelerated or additional tax under Section 409A, such grant, exercise, dividend or distribution shall be deferred if and to the extent deferral will make such grant, exercise, dividend or distribution compliant with Section 409A; otherwise such grant, exercise, dividend or distribution shall be restructured, to the extent possible, in a manner determined by the Board that does not cause such an accelerated or additional tax.

2.2                               Modification of Options.  Notwithstanding any provision of the Plan to the contrary and with respect to any US Optionholder, no Option may be extended beyond the Blackout Expiry Date.

3.                                      Amendment of Appendix

3.1                               The Board shall retain the power and authority to amend or modify this Appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A.  Such amendments may be made without shareholder approval or the approval of any individual Optionholder.